SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                         (Amendment No. 5)*

                                BHA Group, Inc.
     _______________________________________________________________
                              (Name of Issuer)



                             Class A Common Stock
     ________________________________________________________________
                         (Title of Class of Securities)


                                 055446108
     _________________________________________________________________
                              (CUSIP Number)



Check the following box if a fee is being paid with this statement _____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                    (Continued on following page(s))

                         Page 1 of 6 Pages


CUSIP No. 055446108            13G            Page 2 of 6 Pages


     1.   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Dreyfus Corporation:  13-5673135

__________________________________________________________________________
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)_____

                                                                 (b)_____

__________________________________________________________________________
     3.   SEC USE ONLY



__________________________________________________________________________
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

___________________________________________________________________________

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER

          -0-

___________________________________________________________________________
     6.   SHARED VOTING POWER

          270,000

___________________________________________________________________________
     7.   SOLE DISPOSITIVE POWER

          -0-

___________________________________________________________________________
     8.   SHARED DISPOSITIVE POWER

          270,000

___________________________________________________________________________
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          270,000

___________________________________________________________________________
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*



___________________________________________________________________________
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.25%

___________________________________________________________________________
     12.  TYPE OF REPORTING PERSON*

          IA

___________________________________________________________________________




                         * SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 055446108                13G         Page 3 of 6 Pages


     1.   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Dreyfus Third Century Fund, Inc.: 13-2691318

__________________________________________________________________________
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)_____

                                                                 (b)_____

__________________________________________________________________________
     3.   SEC USE ONLY



__________________________________________________________________________
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland

___________________________________________________________________________

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER

          -0-

___________________________________________________________________________
     6.   SHARED VOTING POWER

          270,000

___________________________________________________________________________
     7.   SOLE DISPOSITIVE POWER

          -0-

___________________________________________________________________________
     8.   SHARED DISPOSITIVE POWER

          270,000

___________________________________________________________________________
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          270,000

___________________________________________________________________________
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*



___________________________________________________________________________
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.25

___________________________________________________________________________
     12.  TYPE OF REPORTING PERSON*

          IV

___________________________________________________________________________




                         * SEE INSTRUCTION BEFORE FILLING OUT!


Schedule 13G                      13G            Page 4 of 6 Pages

Item 1

          (a)  Name of Issuer

          BHA Group, Inc.

          (b)  Address of Issuer's Principal Executive Offices

          880 East 63rd Street
          Kansas City, MO 64133-4864

Item 2

          (a)  Name of Person Filing

          a.   The Dreyfus Corporation
          b.   The Dreyfus Third Century Fund, Inc.

          (b)  Address of Principal Business Office

          a.   200 Park Avenue, New York, NY 10166
          b.   144 Glenn Curtiss Blvd., Uniondale, NY 11556


          (c)  Citizenship

          a.   New York
          b.   Maryland

          (d)  Title of Class of Securities

          Class A Common Stock

          (e)  CUSIP Number

          055446108

Item 3    The person filing is a

          (d) Investment Company registered under Section 8 of the Investment Company Act (The Dreyfus Third Century Fund, Inc.)

          (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. (The Dreyfus Corporation)

Item 4    Ownership

          (a)  Amount Beneficially Owned

               a.   270,000
               b.   270,000

          (b)  Percent of Class

               a.   4.25%
               b.   4.25%
                                                            cont...

Schedule 13G                      13G            Page 5 of 6 Pages


          (c)  Number of shares as to which such person has

               (i)    sole power to vote or direct the vote:

                         -0-

               (ii)   shared power to vote or direct the vote:
                         a. 270,000
                         b. 270,000

               (iii)  sole power to dispose or to direct the disposition of:

                         -0-

               (iv) shared power to dispose or to direct the disposition of:

                         a. 270,000
                         b. 270,000


Item 5         Ownership of Five Percent or Less of a Class

               a. & b. This statement is being filed to report that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than 5% of the class of securities.


Item 6         Ownership of More than Five Percent on Behalf of Another
               Person

               N/A


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               N/A

Item 8         Identification and Classification of Members of the Group

               N/A

Item 9         Notice of Dissolution of Group

               N/A

Item 10        Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                            cont...

Schedule 13G                      13G            Page 6 of 6 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 1994
__________________________________________________
Date


Daniel C. Maclean
__________________________________________________
Signature


Daniel C. Maclean, Vice President and General Counsel of The Dreyfus
Corporation
_____________________________________________________________________________
Name/Title


Christine Pavalos
__________________________________________________
Signature


Christine Pavalos, Assistant Secretary of The Dreyfus Third Century Fund,
Inc.
_____________________________________________________________________________
Name/Title